Exhibit 10.2
AMENDMENT NO. 9 TO THE
TANDY BRANDS ACCESSORIES, INC.
EMPLOYEES INVESTMENT PLAN
     Pursuant to the authority of the undersigned, and the provisions of Section 15.1 thereof, the Tandy Brands Accessories, Inc. Employees Investment Plan, as amended and restated effective July 1, 2000 (the “Plan”) is hereby amended in the following respects only, effective as of January 1, 2008, except as otherwise provided herein:
     1. Article II, Section 2.1, subsection (c), of the Plan is hereby amended in its entirety to read as follows:
     “(c) Annual Compensation. The total amounts actually paid or made available by an Employer to an Employee as remuneration for personal services rendered during employment each Plan Year, as reported on the Employee’s federal income tax withholding statement or statements (Form W-2 or its subsequent equivalent), together with any amounts not includable in the gross income of the Employee pursuant to Sections 125, 132(f)(4), 457 or 402(g)(3) of the Code, but Annual Compensation shall not include (i) any Company contributions made under the Tandy Brands Accessories Stock Purchase Program which are used to purchase stock for a participating Employee and are included in such Form W-2 as referred to above and (ii) any amounts realized from the exercise of a non-qualified stock option or from a disqualifying disposition of a stock option qualified under Section 423 of the Code, if any.
     The Annual Compensation of each Participant taken into account under the Plan for any Plan Year shall, for Plan Years beginning on and after January 1, 2008, not exceed $230,000, as adjusted by the Secretary of the Treasury for increases in the cost of living at the time and in the manner set forth in Section 401(a)(17)(B) of the Code. If a Plan Year consists of fewer than twelve (12) months, then the dollar limitation described in the preceding sentence shall be multiplied by a fraction, the numerator of which is the number of months in the Plan Year, and the denominator of which is 12.”
     2. Article VI, Section 6.6, subsection (a), is hereby amended in its entirety, to read as follows:
     “(a) Limitations. If an Employer maintains, or has ever maintained, this Plan and one or more other qualified defined contribution plans, the Annual Additions (as defined in subsection (b) below) allocated under this Plan to any Participant’s Individual Account shall be limited in accordance with the allocation provisions of this subsection 6.6(a).

     The amount of the Annual Additions that may be allocated under this Plan to the Individual Account of any Participant or former Participant as of any Allocation Date, together with Annual Additions allocated on behalf of any such Participant or former Participant under any other defined contribution plan of the Employer for the Limitation Year (as defined in subsection (b) below) in which such Allocation Date occurs, shall not exceed the Maximum Permissible Amount (as defined in subsection (b) below), based upon Compensation up to such Allocation Date for such Limitation Year.
     If the Annual Additions allocated on behalf of a Participant or former Participant under this Plan and any other defined contribution plan of the Employer are to be reduced as of any Allocation Date as a result of exceeding the limitations described in the next preceding two paragraphs, such reduction shall be, to the extent required, effected by first reducing the Annual Additions to be allocated on behalf of such Participant or former Participant under such other defined contribution plan of the Employer as of such Allocation Date.
     If as a result of the first three paragraphs of this subsection 6.6(a) the allocation of Annual Additions under this Plan is to be reduced, such reduction shall be made as follows, effective January 1, 2009:
     (i) To the extent that the excess Annual Additions of such Participant do not exceed the applicable dollar amount under Section 414(v) of the Code, reduced by Catch-Up Contributions previously made and Salary Reduction Contributions previously treated as Catch-Up Contributions for the taxable year in which the Plan Year ends, whether under this Plan or another elective deferral program (as defined under Section 402(g)(3) of the Code), the amount of the excess Annual Additions of such Participant shall be recharacterized as Catch-Up Contributions, if such Participant is otherwise eligible to make Catch-Up Contributions under Section 4.10 during the taxable year in which the excess Annual Addition arises.
     (ii) To the extent permitted under the Employee Plan Compliance Resolution System, or other applicable guidance published in the Internal Revenue Bulletin, as may be amended from time to time, the amount of such reduction consisting of unmatched Salary Reduction Contributions first, and earnings attributable thereto, and then matched Salary Reduction Contributions, and earnings attributable thereto, shall be paid to the Participant or former Participant as soon as administratively feasible and, if applicable, any Company Matching Contributions relating to such excess amount, and earnings attributable thereto, shall be allocated to a suspense account as of such Allocation Date and be utilized as described in (iii) below.
     (iii) All amounts credited to a suspense account shall be held until the next succeeding Valuation Date or Dates on which Company Matching Contributions, if any, may be allocated under the provisions of the Plan, at which time such excess amount shall be used to reduce such Company Matching Contributions, if any. In the event of termination of the Plan, the suspense account shall revert to the Employer.”
     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. 9 to the Tandy Brands Accessories, Inc. Employees Investment Plan, Tandy Brands Accessories, Inc. has caused these presents to be duly executed in its name and on its behalf this ______ day of ____________, 2009.

TANDY BRANDS ACCESSORIES, INC.
By:
Name:
Title:

3